Exhibit 3.1



                            ARTICLES OF INCORPORATION

                                       OF

                            YZAPP INTERNATIONAL INC.

KNOW ALL MEN BY THESE PRESENTS:

That we the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada and do hereby certify:

ARTICLE ONE

The name of this corporation is YzApp International Inc.

ARTICLE TWO

The resident agent of said corporation shall be Nevada Corporate Headquarters, Inc., 101 Convention Center Drive, Suite 700, Las Vegas, NV 89109 and such other offices as may be determined by the By-Laws in and outside the State of Nevada.

ARTICLE THREE

The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.

ARTICLE FOUR

The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1). The number of stockholders of said corporation shall consist of one (1). The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the Incorporator signing these Articles as follows:

Directors:   Brian Jaggard                Incorporator: Dennis Brovarone
             6584 Willoughby Way                        18 Mt.Laurel Dr.
             Langley, British Columbia                  Littleton CO, 80127
             Canada V2Y 1K4


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ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

The total authorized capitalization of this Corporation shall be and is the sum of 50,000,000 shares of Common Stock at $0.001 par value and 1,000,000 shares of Preferred Stock at $0.001 par value. The Preferred Stock shall be issued in series whose rights and preferences shall be set by the Board of Directors prior to issuance. Said common stock shall not be entitled to cumulative voting or pre-emptive rights. Said common and preferred shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgment of the Board of Directors as to the value thereof shall be conclusive.

ARTICLE SEVEN

The capital stock shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.

IN WITNESS WHEREOF, I have set my hand this 26th day of December 2002.



/s/ Dennis Brovarone
-------------------------------
Dennis Brovarone, Incorporator

Certificate of Acceptance of Appointment of Resident Agent

I hereby accept appointment as Resident Agent for the above named corporation.



/s/ Nevada Corporate Headquarters, Inc.            Date: 12/26/02
---------------------------------------                 --------------------
Nevada Corporate Headquarters Inc.


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